Exhibit 10.27

ASSET PURCHASE AGREEMENT

BETWEEN

ACS TECHNOLOGIES GROUP, INC.

AND

FINDEX.COM, INC.

October 18, 2007

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7. POST-CLOSING COVENANTS	12
8. INDEMNIFICATION	12
(a) Indemnification by Seller	12
(b) Indemnification by Buyer	13
(c) Notice of Claim	13
(d) Defense	14
(e) Time for Claims	14
(f) Reduction by Insurance Proceeds	14
9. MISCELLANEOUS	14
(a) Press Releases and Public Announcements	14
(b) No Third-Party Beneficiaries	14
(c) Entire Agreement	14
(d) Succession and Assignment	15
(e) Counterparts	15
(f) Headings	15
(g) Notices	15
(h) Governing Law	16
(i) Amendments and Waivers	16
(j) Severability	16
(k) Expenses	16
(l) Construction	16
(m) Incorporation of Exhibits and Schedules	17
(n) Submission to Jurisdiction	17
(o) Arbitration	17

Exhibit A - Form of Assignment of Intellectual Propert
Exhibit B-1 - Form of Opinion of Counsel to Seller (M.M. Membrado, PLLC)
Exhibit B-2 - Form of Opinion of Counsel to Seller (Mazour Law, PC, LLO)
Exhibit C - Form of General Assignment, Bill of Sale and Assumption of Liabilities Agreement
Exhibit D - Product Warranties
Exhibit E - Form of Partial Assignment of License Agreement (with Riverdeep, Inc.)
Exhibit F - Form of Agreement between Findex.com, Inc. and Riverdeep, Inc.
Exhibit G - Form of Contract for Consulting Services
Schedule 2(b)(i) - Software
Schedule 2(b)(viii) - Assigned Contracts
Purchase Price Allocation Schedule
Disclosure Schedule

ii

THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT TO
SECTIONS 15-48-10 THROUGH 15-48-240 OF THE SOUTH CAROLINA CODE

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (together with all Schedules and Exhibits hereto, this “Agreement”), dated as of the 18th day of October, 2007, by and between ACS TECHNOLOGIES GROUP, INC., a South Carolina corporation (the "Buyer"), and FINDEX.COM, INC., a Nevada corporation (the "Seller"). Buyer and Seller are referred to collectively herein as the "Parties."

W I T N E S S E T H:

WHEREAS, Seller desires to sell certain of its assets, including certain computer software and know-how related thereto, in accordance with the terms and conditions of this Agreement; and

WHEREAS, Buyer desires to purchase such assets in accordance with the terms and provisions hereof.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants, promises and agreements hereinafter set forth, and for other good and valuable consideration set forth hereinbelow, the Parties hereto hereby agree as follows:

1. DEFINITIONS.

“Accounts Receivable” has the meaning set forth in Section 2(b)(vii) below.

“Acquired Assets” has the meaning set forth in Section 2(b) below.

“Assigned Contracts” has the meaning set forth in Section 2(b)(viii) below.

“Assumed Liabilities” has the meaning set forth in Section 2(c)(i) below.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or should form the basis for any specified consequence.

“Business Line” means the business of Seller related to developing and licensing church management and administration software titles under the name Membership Plus.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2(f) below.

“Closing Date” has the meaning set forth in Section 2(f) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consulting Services Agreement” has the meaning set forth in Section 6(a)(iv) below.

“Disclosure Schedule” has the meaning set forth in Section 3 below.

“Distribution Agreements” has the meaning set forth in Section 2(d)(i) below.

“Governmental Authority” means any federal, state, local, municipal, foreign, or other government, or any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

“Inventories” has the meaning set forth in Section 2(b)(iii) below.

“Knowledge” means actual knowledge after reasonable investigation.

“Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person of any type, whether known or unknown, accrued or unaccrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise, and whether due or to become due.

“Lien” means any lien, mortgage, pledge, security interest, option, right of first refusal, charge, claim or encumbrance or other restrictions of any kind or nature, except for (a) liens for Taxes not yet due and payable and (b) liens for assessments and other governmental charges or of landlords, carriers, warehouseman, mechanics and material men incurred in the Ordinary Course of Business, in each case for sums not yet due and payable or due but not delinquent.

“Material Adverse Effect” means, with respect to any Person, any state of facts, development, event, circumstance, condition, occurrence or effect that, individually or taken collectively with all other preceding facts, developments, events, circumstances, conditions, occurrences or effects (a) is materially adverse to the condition (financial or otherwise), business, operations or results of such Person, or (b) impairs the ability of such Person to perform its obligations under this Agreement.

“Online Properties” has the meaning set forth in Section 2(b)(ii) below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface above.

“Person” means a natural person or any legal, commercial or Governmental Authority, including without limitation any corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

“Proprietary Rights” has the meaning set forth in Section 2(b)(iv) below.

“Purchase Price” has the meaning set forth in Section 2(e) below.

“Retained Liabilities” has the meaning set forth in Section 2(c)(ii) below.

“Riverdeep Agreement” has the meaning set forth in Section 6(a)(ii) below.

“Riverdeep Assignment” has the meaning set forth in Section 6(a)(ii) below.

“Seller” has the meaning set forth in the preface above.

“Software” has the meaning set forth in Section 2(b)(i) below.

“Taxes” means any federal, state, county, local, foreign or other tax, charge, imposition or other levy (including interest or penalties thereon) including without limitation income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, taxes on earnings and profits, employment and payroll related taxes, property taxes, real property transfer taxes, Federal Insurance Acquisitions Act taxes, any taxes or fees related to unclaimed property, taxes on value added and import duties, whether or not measured in whole or in part by net income, imposed by the United States or any political subdivision thereof or by any jurisdiction other than the United States or any political subdivision thereof.

“Third Party Intellectual Property Rights” has the meaning set forth in Section 3(j) below.

“Transaction Documents” means each of this Agreement, the Consulting Services Agreement, the Riverdeep Assignment, the Riverdeep Amendment, and each other document, instrument, and certificate delivered in connection therewith.

2. BASIC TRANSACTION.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets for the consideration specified below in this Section 2.

(b) Acquired Assets. The “Acquired Assets” shall consist of the following assets, properties and contractual rights of Seller:

(i) Software. All of Seller’s copyright rights in and to the computer software and programs listed in Schedule 2(b)(i) attached hereto (including object and source code, in machine readable and listing form), and all documentation (including internal documentation, documentation made available to customers, and training materials), flowcharts, source code notes, software tools, compilers, test routines and information related thereto, in whatever form, and all revisions, modifications, upgrades, updates, enhancements, release levels and versions of the foregoing (collectively, the “Software”), including without limitation all rights to produce, create, market and sell derivative works and modifications of the Software.

(ii) Online Properties. The Internet websites maintained by Seller for the Business Line, the homepage for which is located at www.MemPlusHome.com, and all content, design concepts, code (php, html, css, javascript and sql), text, graphics, images, data, video, audio (including without limitation music used in time relation with text, images, or video), URLs, navigational elements, links, pointers, technology and software related thereto, including any modifications, upgrades, updates, enhancements and related information or documentation (collectively, the “Online Properties”).

(iii) Inventories. All inventories related to the Business Line as of the Closing Date, including without limitation all expendables and consumables and all advertising material, marketing material, copy, camera-ready art, trade show booth set-ups, displays and other materials and supplies to be used or consumed in connection with the operation of the Business Line (collectively, the “Inventories”).

(iv) Proprietary Rights. All patents, patent applications, copyrights, trade secrets, ideas, know-how, domain names, metatags, trademarks, service marks, trade names, and other proprietary rights based, in whole or in part, or included in, covering or related to the Business Line or any portion thereof (collectively, the “Proprietary Rights”), including without limitation all of Seller’s copyright rights and other Proprietary Rights in and to the Software and the Online Properties.

(v) Trade Names. The name “Membership Plus” and all variations or derivatives thereof, including all trademarks, service marks, trade names or logos, together with any goodwill associated therewith.

(vi) Records. All designs, drawings, procedures (including design, manufacturing, test and maintenance procedures), records, specifications, technical data, inventory records, customer and supplier lists and records (including all prospective customer and leads lists), pricing and cost information, and business and marketing plans and proposals, in whatever form, related to, useful, utilizable or necessary in connection with the operation of the Business Line.

(vii) Accounts Receivable. All billed and unbilled notes receivable, accounts receivable and other receivables or rights to payments due to Seller in connection with the Business Line existing as of the Closing Date (collectively, the “Accounts Receivable”), including without limitation those Accounts Receivable set forth on Schedule 3(q) hereto.

(viii) Assigned Contracts. Subject to Section 2(d) hereof, all of the rights of Seller arising after the Closing Date under the distribution agreements, license agreements, and other agreements set forth on Schedule 2(b)(viii) hereto (collectively, the “Assigned Contracts”).

(ix) Other. All other assets of Seller exclusively used in or related to the Business Line.

(c) Liabilities.

(i) Assumed Liabilities. Buyer shall assume and pay or perform when due all obligations of Seller arising after the Closing Date under the Assigned Contracts (collectively, the “Assumed Liabilities”), which obligations arise in accordance with the terms of such Assigned Contracts after the Closing Date, except to the extent any such obligations relate to a default thereunder by Seller, or an event which with notice or lapse of time or both would constitute a default thereunder by Seller, occurring on or prior to the Closing Date.

(ii) Retained Liabilities. Except for the Assumed Liabilities, Buyer shall not assume and Seller shall retain all liabilities or obligations directly or indirectly arising out of or related to the Acquired Assets or the operation of the Business Line on or prior to the Closing Date, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, absolute or contingent (collectively, the “Retained Liabilities”), including without limitation: (A) liabilities and obligations for Taxes of any kind, including without limitation Taxes related to or arising solely from the transfers contemplated hereby (which transfer or sales taxes shall be the sole responsibility of Seller); (B) liabilities and obligations for damage or injury to person or property; (C) liabilities and obligations for or otherwise arising out of sales of the Software or services related thereto or grants of licenses by Seller on or prior to the Closing Date; and (D) liabilities and obligations for payables incurred or otherwise related to the Acquired Assets or the operation of the Business Line on or prior to the Closing Date. Without limiting the foregoing, Buyer shall not assume or become liable for any obligations or liabilities of Seller not specifically described in Section 2(c)(i) above and specifically included in the Assumed Liabilities. Notwithstanding anything herein to the contrary, Seller shall pay or perform all Retained Liabilities no later than when they become due and payable or are to be performed.

(d) Assigned Contracts.

(i) The parties acknowledge that the Software is sold or distributed by Seller pursuant to the terms of certain distribution agreements and consignment agreements between Seller and third party retailers (collectively, the “Distribution Agreements”), including but not limited to those distribution agreements and consignment agreements set forth on Schedule 3(l) hereto. The parties have agreed that the Distribution Agreements will not be assigned to Buyer at Closing; provided, however, that (A) Buyer shall be entitled to receive all benefits relating to the Software under such Distribution Agreements, including but not limited to all payments due to Seller for the sale or distribution of the Software thereunder, (B) Seller shall be responsible for performing all obligations of Seller relating to the Software under such Distribution Agreement, during the term of the Consulting Services Agreement between Seller and Buyer, and (C) upon the expiration or earlier termination of the Consulting Services Agreement, Seller shall use commercially reasonable efforts and shall cooperate with Buyer in entering into new distribution or consignment agreements with such third party retailers, designed to provide Buyer the benefits provided to Seller under such Distribution Agreements.

(ii) Notwithstanding anything herein to the contrary, the transfer of the Assigned Contracts shall be by assignment only, and nothing in this Agreement shall be construed as an attempt to agree to assign any rights thereunder or under any other Acquired Asset that by law or agreement is not assignable without the consent of the other party or parties thereto or of any Governmental Authority, as the case may be, unless such consent shall be given. If and to the extent the assignment of any Assigned Contract requires the consent of another Person, then: (A) such Assigned Contract shall not be deemed assigned and shall constitute an assumed liability of Buyer until such consent is obtained; (B) the Parties shall use commercially reasonable efforts and shall cooperate with each other in seeking such consent or entering into reasonable arrangements, designed to provide Buyer the benefits thereunder; and (C) Buyer shall be obligated to perform and discharge the obligations of Seller arising after the Closing Date under any such Assigned Contract only after such consent is obtained.

(e) Purchase Price. In consideration of the sale, transfer, conveyance, assignment and delivery of the Acquired Assets, and in reliance upon the representations and warranties made herein by Seller, Buyer shall pay to Seller the sum of One Million Six Hundred Seventy-Five Thousand and 00/100 ($1,675,000.00) Dollars (the “Purchase Price”). The Purchase Price shall be payable by Buyer to Seller in cash or by wire transfer or delivery of other immediately available funds at the Closing.

(f) The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement at the offices of Seller and Buyer with deliveries by facsimile or wire transfer. The hour and date of the Closing are referred to herein as the “Closing Date”. The parties agree and intend that the Closing shall be effective as of 11:59 p.m. on the Closing Date.

(g) Deliveries at the Closing. At or before the Closing: (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments (including Proprietary Rights transfer documents) in the forms attached hereto as Exhibit A and Exhibit C, and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; (iv) Buyer will execute, acknowledge (if appropriate), and deliver to Seller (A) an assumption in the form attached hereto as Exhibit C and (B) such other instruments of assumption as Seller and its counsel reasonably may request; and (v) Buyer will deliver to Seller the Purchase Price specified in Section 2(e) above.

(h) Further Assurances. If, at any time following the Closing Date, Buyer shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in Buyer its right, title and interest in, to or under any of the Acquired Assets, or (ii) otherwise to carry out the purposes of this Agreement, Seller shall execute and deliver all such deeds, bills of sale, assignments and assurances and shall do all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Buyer’s right, title and interest in, to and under any of the Acquired Assets and otherwise to carry out the purposes of this Agreement.

3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. Seller represents and warrants to Buyer that the statements contained in this Section 3 are correct and complete as of the Closing Date, except as set forth in the disclosure schedules accompanying this Agreement and initialed by the Parties (each and “Schedule” and collectively, the “Disclosure Schedule”). The Disclosure Schedule is arranged in pages corresponding to the lettered and numbered paragraphs contained in this Agreement.

(a) Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority to carry on its current business and to own, use and sell its assets and properties, including the Acquired Assets. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which the conduct of the Business Line requires such qualification, except where the failure to be so qualified is not reasonably anticipated to have a Material Adverse Effect.

(b) Authorization of Transaction. Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of Seller and, to the extent required by applicable law, Seller’s shareholders have duly authorized the execution, delivery, and performance of this Agreement by Seller. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Seller is subject or any provision of the charter or bylaws of Seller or (ii) except as set forth on Schedule 3(c), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). Except as set forth on Schedule 3(c), Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers' Fees. Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e) Title to Acquired Assets. Except as set forth on Schedule 3(e), Seller has good and valid title to all of the Acquired Assets; owns the Acquired Assets free and clear of any and all Liens; and is conveying good and valid title to the Acquired Assets to Buyer free and clear of any and all Liens. No portion of the Acquired Assets is subject to any outstanding injunction, judgment, order, decree, ruling or charge, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use, or ownership of any portion of the Acquired Assets. Except as set forth on Schedule 3(e), all of the tangible Acquired Assets being acquired by Buyer on the Closing Date are in the possession and control of Seller. Seller is the sole and exclusive owner of the Acquired Assets, and has the sole and exclusive right to use, license, sublicense, assign or sell the Acquired Assets without liability to, or consent of, any Person. Except pursuant to this Agreement, Seller is not a party to any contract or obligation whereby an absolute or contingent right to purchase, obtain or acquire any rights in any of the Acquired Assets has been granted to any Person.

(f) Software. Except as set forth on Schedule 3(f), there are no known errors, malfunctions or defects in the Software. Seller is not aware of any unauthorized use of the Software or any portion thereof by any Person. All modifications, improvements and other derivative works to or from the Software created by or on behalf of Seller have been created solely by employees of Seller who are under an obligation to assign all right, title and interest therein to Seller. Except for licenses granted in the Ordinary Course of Business to purchasers or licensees of the Software, no rights or licenses, express or implied, have been granted to any Person under, in or to the Software or any portion thereof.

(g) Online Properties. There are no known errors, malfunctions or defects in the Online Properties. Seller is not aware of any unauthorized use of the Online Properties or any portion thereof by any Person. All modifications, improvements and other derivative works to or from the Online Properties created by or on behalf of Seller have been created solely by employees of Seller who are under an obligation to assign all right, title and interest therein to Seller. Except for licenses granted in the Ordinary Course of Business to end users of the Online Properties, no rights or licenses, express or implied, have been granted to any Person under, in or to the Online Properties or any portion thereof.

(h) Inventories. Schedule 3(h) contains a complete and correct list of all Inventories as of the Closing Date. The Inventories consist of materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which are of a quality and quantity usable or salable in the Ordinary Course of Business of Seller, are currently used by Seller in the Ordinary Course of Business, and are merchantable and fit for the purpose for which such items were procured or manufactured.

(i) Proprietary Rights. Schedule 3(i) contains a complete and correct list of all trade names, domain names, trademarks, service marks, service names, logos, brand names, registered copyrights and patents, and to the extent applicable any registrations and applications therefor, used by Seller in connection with or otherwise included in, covering or related to the Business Line. Seller has delivered to Buyer complete and correct copies of all such trademarks, service marks, patents, and related registrations and applications and has made available to Buyer complete and correct copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. The Proprietary Rights are in full force and effect and there are no Liens, proceedings or causes of action that in any way affect the validity or enforceability of such Proprietary Rights. Except for licenses granted in the Ordinary Course of Business to purchasers, licensees or end users of the Software and Online Properties, no rights or licenses, express or implied, have been granted to any Person under, in or to the Proprietary Rights or any portion thereof.

(j) Non-Infringement. The Acquired Assets, in whole or in part, do not violate or infringe any patents, copyrights, trademarks, service marks, trade names, trade dress, rights of privacy or publicity, moral rights, rights of attribution or integrity or any other intellectual property or proprietary rights of any Person (collectively, “Third Party Intellectual Property Rights”) and no rights or licenses are required from any Person to exercise any rights with respect to the Acquired Assets or any portion thereof. Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Third Party Intellectual Property Rights, and none of Seller or its officers, directors, shareholders or employees has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Third Party Intellectual Property Rights). To the Knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Acquired Assets or any portion thereof.

(k) Legal Compliance. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Seller, Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of Governmental Authorities, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply.

(l) Contracts. Schedule 3(l) contains a complete and correct list of all written or oral contracts, agreements or commitments that in any way relate to the Acquired Assets. Seller has delivered to Buyer a correct and complete copy of each written agreement listed in Schedule 3(l), together with a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 3(l). With respect to each such agreement: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

(m) Litigation. Schedule 3(m) sets forth each instance in which Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party, or to the Knowledge of Seller is threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Schedule 3(m) could result in any Material Adverse Effect on Seller or any of the Acquired Assets.

(n) Product Warranty. Each product manufactured, sold, licensed, leased, or delivered by Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, licensed, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or license. Exhibit D includes correct and complete copies of the standard terms and conditions of sale, license, lease, maintenance and support agreements relating to the Software or the Online Properties (containing applicable guaranty, warranty, and indemnity provisions). The Software and the Online Properties have been licensed for use by third parties only in accordance with such standard terms and conditions.

(o) Product Liability. Seller has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of the Software or the Online Properties.

(p) Customer Base. There are at least 27,000 churches, “para-church” organizations and ministries, and non-profit entities that, in the aggregate, are currently registered Membership Plus users. Schedule 3(p) contains a complete and accurate list of all such registered Membership Plus users as of the Closing Date.

(q) Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business. Such Accounts Receivable are or will be as of the Closing Date current and collectible consistent with past practice. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, relating to the amount or validity of such Account Receivable. Schedule 3(q) contains a complete and accurate list of all Accounts Receivable as of the Closing Date, which list sets forth the name and address of each customer and the amount and aging of each Account Receivable.

(r) Disclosure. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. Buyer represents and warrants to Seller that the statements contained in this Section 4 are correct and complete as of the Closing Date.

(a) Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority to carry on its current business and to own, use and sell its assets and properties.

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of Buyer has duly authorized the execution, delivery, and performance of this Agreement by Buyer. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

5. INTENTIONALLY DELETED.

6. ADDITIONAL CLOSING DOCUMENTS OR ACTIONS.

(a) Additional Closing Documents or Actions of Seller. At or before the Closing:

(i) Buyer shall have received from counsel to Seller opinions in form and substance as set forth in Exhibit B-1 and Exhibit B-2 attached hereto, addressed to Buyer, and dated as of the Closing Date;

(ii) Buyer shall have received counterparts of the Partial Assignment of License Agreement among Seller, Buyer and Riverdeep, Inc. (the “Riverdeep Assignment”) substantially in the form attached hereto as Exhibit E and the Agreement between Seller and Riverdeep, Inc. (the “Riverdeep Agreement”) substantially in the form attached hereto as Exhibit F, in each case duly executed by Seller and Riverdeep, Inc.;

(iii) Buyer shall have received counterparts of the Contract for Consulting Services (the “Consulting Services Agreement”) substantially in the form attached hereto as Exhibit G, duly executed by Seller; and

(iv) Seller shall execute and deliver such other documents as are required pursuant to this Agreement or as may reasonably be requested by Buyer.

(b) Additional Closing Documents or Actions of Buyer.  At or before the Closing:

(i) Seller shall have received counterparts of the Consulting Services Agreement, duly executed by Buyer;

(ii) Seller shall have received counterparts of the Riverdeep Assignment, duly executed by Buyer; and

(iii) Buyer shall execute and deliver such other documents as are required pursuant to this Agreement or as may reasonably be requested by Seller.

7. POST-CLOSING COVENANTS.

(a) Except as provided in the Consulting Services Agreement or as necessary to fulfill its obligations thereunder, from and after the Closing, Seller shall cease utilizing the name “Membership Plus”, or any variations or derivatives thereof, in connection with any of its continuing business operations or initiatives.

(b). For purposes of any federal or state tax reporting associated with the transactions contemplated by this Agreement, Buyer and Seller agree that the Purchase Price shall be allocated among the Acquired Assets in accordance with the purchase price allocation schedule annexed hereto and made a part hereof (the “Purchase Price Allocation Schedule”). Said allocation is intended by Buyer and Seller to comply with Section 1060 of the Code and any Treasury Regulations issued thereunder, and Buyer and Seller shall file Form 8594 with their respective federal income tax returns in a manner consistent with said allocation.

8. INDEMNIFICATION.

(a) Indemnification by Seller. Up to a maximum amount equal to the Purchase Price, Seller shall indemnify, defend and hold harmless Buyer and its officers and directors from, against, and with respect to any and all losses, damages, claims, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand) of any kind or character (each a “Loss” and collectively, the “Losses”) arising out of or in connection with any of the following:

(i) Any material breach of any of the representations or warranties of Seller contained in this Agreement;

(ii) Any material failure by Seller to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement;

(iii) Any and all Retained Liabilities or other liabilities and obligations of Seller, except for the Assumed Liabilities; or

(iv) Seller’s ownership and operation of the Acquired Assets and the Business Line on or prior to the Closing Date, including without limitation any and all claims for products, service or professional liability against Seller arising out of sales of the Software or services related thereto or grants of licenses by Seller on or prior to the Closing Date.

(b) Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and its officers and directors from, against and with respect to any Losses arising out of or in connection with any of the following:

(i) Any material breach of any of the representations and warranties of Buyer contained in this Agreement;

(ii) Any material failure by Buyer to perform or observe, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement;

(iii) All obligations and liabilities arising after the Closing Date attributable to the Assumed Liabilities; or

(iv) Buyer’s ownership and operation of the Acquired Assets after the Closing Date, including without limitation any and all claims for products, service or professional liability against Buyer arising out of sales of the Software or services related thereto or grants of licenses by Buyer after the Closing Date.

(c) Notice of Claim. Any party seeking to be indemnified hereunder (the “Indemnified Party”) shall, within thirty (30) days following discovery of the matters giving rise to a Loss, notify the party from whom indemnity is sought (the “Indemnity Obligor”) in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom; provided, however, that no single claim shall be made hereunder for an amount less than Twenty-Five Thousand and No/100ths Dollars ($25,000.00). If the Indemnified Party does not so notify the Indemnity Obligor within said thirty (30) days, such claim shall be barred, and the Indemnity Obligor shall have no obligation with respect thereto. The Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation requested by the Indemnity Obligor to verify the claim asserted.

(d) Defense. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within thirty (30) days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party’s own expense. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the parties hereto shall cooperate in the defense or prosecution thereof. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a third party claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party with respect to such Indemnified Matter. The Indemnified Party shall cooperate with the Indemnity Obligor in prosecuting any subrogated claim.

(e) Time for Claims. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing. Except as otherwise provided herein, action on any claim asserted with respect to the items enumerated in Sections 8(a) or 8(b) must be commenced within four (4) years after the Closing Date.

(f) Reduction by Insurance Proceeds. The amount payable by an Indemnity Obligor to an Indemnified Party with respect to a Loss shall be reduced by the amount of any insurance proceeds received by the Indemnified Party with respect to the Loss, and each of the parties hereby agrees to use its best efforts to collect any and all insurance proceeds to which it may be entitled in respect of any Loss.

9. MISCELLANEOUS.

(a) Press Releases and Public Announcements.  Any Party may make any public disclosure it believes in good faith is required by applicable law, in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d) Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

(e) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f) Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Copy to:
Steven Malone	Michael M. Membrado
Findex.com, Inc.	M.M. Membrado, PLLC
620 North 129th Street	115 East 57th Street, Suite 1006
Omaha, NE 68154	New York, NY 10022
P: (402)333-1900	P: (646)486-9722
F: (402)778-5763	F: (646)486-9721

If to Buyer:	Copies to:
Hal Campbell	J. Craig Hearon
ACS Technologies Group, Inc.	ACS Technologies Group, Inc.
180 Dunbarton Drive	180 Dunbarton Drive
Florence, SC 29501	Florence, SC 29501
P: (843)413-8015	P: (843)409-1505
F: (843)679-4910	F: (843)679-4911

Jamile J. Francis III
Leatherwood Walker Todd & Mann, P.C.
300 E. McBee Avenue, Suite 500
Greenville, SC 29601
P: (864)242-6440
F: (864)240-2459

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of South Carolina without giving effect to any choice or conflict of law provision or rule (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of South Carolina.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Submission to Jurisdiction.  Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Florence County, South Carolina, in any action or proceeding arising out of or relating to this Agreement, except as otherwise expressly provided in Section 9(o) hereof, and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(g) above. Nothing in this Section 9(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(o) Arbitration. The Parties agree that all disputes arising out of or in connection with this Agreement shall be settled by arbitration in accordance with the provisions of the Uniform Arbitration Act of S.C. Code Sections 15-48-10 through 15-48-240, and judgment upon the award rendered by the arbitrator(s) shall be binding and may be entered in any court having jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

ACS TECHNOLOGIES GROUP, INC.

By:  /s/ J. Craig Hearon

Name: J. Craig Hearon

Title: COO/CFO

FINDEX.COM, INC.

By: /s/ Steven Malone

Name: Steven Malone

Title: CEO